EXHIBIT 99.2

On October 31, 2012, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2012 Third Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press star, one, on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.inTEST.com.

I would now like to turn the conference over to Laura Guerrant inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Camille and thank you for joining us today. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer, Hugh Regan, Treasurer and Chief Financial Officer, Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment, and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segment. Mr. Matthiessen will briefly review highlights from the third quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the fourth quarter of 2012. We will then have time for any questions and if you have not yet received a copy of today's release, please email me at Laura@guerrantir.com, or you can get a copy of the release on inTEST's website, www.inTEST.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon Management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of restructuring initiatives and other risk factors set forth from time to time in the Company's SEC filings including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. Before I commence, let me extend our collective thoughts and prayers for the safety of those employees, investors, suppliers and others being affected by Tropical Storm Sandy here on the east coast of the United States.

I'd like to welcome everyone to our 2012 Third Quarter Conference Call. While Hugh will review the financial results in detail, I'll review some of the quarter's highlights and we'll then discuss our markets and what we are seeing in our customer base.

We exceeded guidance for both revenue and net income and maintained profitability and achieved this against increasingly uncertain industry conditions in which a number of capital equipment suppliers and semiconductor companies delayed certain capital expenditures, especially during the latter part of the quarter. Contributing to our profitability in the third quarter was the non-semi component of our business, which grew by 7% quarter-on-quarter. Third quarter revenues were $10.8 million and net income was $664,000 or $0.06 per diluted share. On a year-to-date basis, our revenue is $35.1 million and net income of $2.0 million or $0.19 per diluted share. In addition, the Company had strong cash generation for the quarter with cash and cash equivalents increasing by $3.0 million to nearly $15.0 million. Our cash balance now exceeds the level at December 31, 2011 before we closed on our acquisition of Thermonics and we have no debt on the balance sheet.

Total bookings for the third quarter were $8.7 million compared with $11.8 million in the second quarter of 2012. 17% of third quarter bookings were derived from markets outside of semiconductor test, which is solid improvement from 10% in the second quarter, and the highest percentage recorded this year. Our diversification strategy outside of our traditional semiconductor markets mitigates the cyclicality that is so closely tied to that industry and affords us several exciting new opportunities with multiple new customers.

Our mission is threefold - (1) to stay aligned with the advanced technology roadmap of our existing customers, (2) to leverage our capabilities to serve our customers in our traditional semiconductor market, and (3) to further develop our markets addressed by inTEST thermal solutions. Through the strategic diversification of our thermal products segment, we now address growth markets for both the semiconductor and non-semiconductor areas including automotive, consumer electronics, defense aerospace, telecommunications and the nuclear market. We will continue to leverage our thermal division and the Sigma Systems acquisition and expect that on an overall basis, non-semiconductor related products will play an even greater role in the Company's success as we further diversify our end market penetration.

Now, let me turn to the segments in which we operate: Thermal Products, Mechanical Products and Electrical Products. For the Thermal segment, 2012 third quarter bookings were $5.7 million compared with 2012 second quarter bookings of $6.4 million. Q3 Thermal sales were $6.0 million compared with second quarter thermal sales of $6.5 million. Consistent with what others in the industry have experienced, there has been a definite business slowdown in military, aero and telecom (in particular with fiber optics). Three major multi-unit orders expected in Q3 have been delayed into Q4. We have also seen a stretch out in the purchase order approval time. On the other hand, we have shipped a prototype ThermoStream to a major domestic IDM for a specialty application that is forecast to result in up to 100 units in 2013, valued at more than $2.0 million. We have also received a PO from a large defense contractor for six additional custom thermal sources valued at $300,000, and we have shipped four custom chambers to a Texas-based integrator for auto sensor testing valued at more than $250,000.

Our long-term objective is to grow and evolve inTEST Corporation into a broad-based, industrial test company as we continue to execute our differentiated product strategy. We laid out our diversification strategy in 2009 and since then we have been in essentially a start-up mode as we identify repeatability of the business, customers, order patterns and growth rates of various markets that we have singled out and entered. Our plan had called for 2012 to be a year of further identifying growth market opportunities, particularly in our Sigma product line. As market and industry conditions softened over the last couple of quarters however, we have used the time afforded us to turn our focus somewhat more internally and have strategically repositioned our sales force by integrating our sales channel and consolidating products in our Thermal division. We are committed to leveraging our capabilities and achieving a balance between serving our customers in our traditional semi market and further developing new markets addressed by inTEST Thermal Solutions and are now better positioned to turn our attention to the identification of next generation solutions and growth opportunities.

Turning to the Mechanical Products segment, bookings for 2012 third quarter were $1.8 million compared with 2012 second quarter bookings of $2.3 million. Third quarter sales were $2.7 million compared with $3.1 million in the 2012 second quarter. As I pointed out last quarter, multiple unit orders are few and far between with many customers in a sustaining mode and, as with the Thermal business, the sign-off process is lengthened as Management more closely scrutinizes near-term equipment needs.

On a positive note, we have shipped the first three of our new Cobal 500 manipulators, which are installed in Thailand and are successfully proving themselves in the real world of test floors. Another of our largest customers has just received their first Cobal 500 for evaluation. We are also engaged at present with a new tester development with a fairly large company who has significant business in the PXI-based instruments. This is in the early stages but is anticipated to result in manipulator and docking sales.

And last but not least, let me turn to our Electrical segment. Electrical bookings for 2012 third quarter were $1.3 million compared with 2012 second quarter of $3.1 million. Third quarter sales were $2.1 million compared with $3.9 million in the 2012 second quarter.

The year-to-date business has been very good for this group but our Q4 forecast clearly shows a slowing down. This is not surprising given the overall slowdown in semi and the fact that these products are directly related to production capacity. Although the interface products' Q4 outlook is considerably weaker than previous quarters, our forecast shows a recovery in orders during Q1 of 2013.

Highlights include the fact that we continue to steadily increase our overall sales to one of our larger existing customers for these products. We are also working with this customer on a new interface design for a specific product line as an alternate source to a competitor's product, thus leading to expanded market share.

Before I turn the call over to Hugh, I'd like to bring your attention to the composition of our Board. This year, two of our board members passed away and we mourn the loss of good friends. Both Jim Greed and TJ Reilly made numerous contributions to inTEST over the many years of their invaluable service and we are a better company as a result. We are currently evaluating new directors and expect that we will be in a position to make an announcement sometime in the first quarter of 2013.

In summary, the semiconductor capital equipment industry has encountered headwinds and has trended down, reaching the lowest level in over three years. However, and more importantly, I would like to emphasize that we do not see an environment of no demand or no orders and we're certainly not seeing the freeze in capital spending as we experienced in the nuclear winter of 2008-2009. There is some end and our customers are releasing purchase orders but only at the very last minute.

To counteract the cyclicality of the semi market, inTEST now addresses growth markets in both the semi and non-semi areas including, again, automotive, consumer electronics, defense aerospace, telecommunications and the nuclear market through the strategic diversification of our Thermal Products segment. We continue to proactively manage our business and are benefiting from the restructuring activities that we undertook in 2008 and 2009 timeframe coupled with the sales channel integration and Thermal Product consolidation. We are confident of our long-term growth prospects. inTEST is a lean operation and is well-positioned to capture new opportunities as industry conditions improve.

I will now turn the call over to our CFO for the financial review. Hugh, please go ahead.

Hugh Regan, Jr.:

Thanks Bob. Net revenues for the quarter ended September 30, 2012, of $10.8 million increased 21% over the second quarter net revenues of $13.6 million and increased when compared with the third quarter 2011 net revenues of $11.7 million.

Third quarter end user net revenues were $9.0 million, or 83% of net revenues, compared with second quarter end user net revenues of $11.3 million. OEM net revenues were $1.8 million, or 17% of net revenues, compared with second quarter OEM net revenues of $2.3 million. Net revenues for markets outside of semiconductor test were $1.1 million, or 10 % of net revenues, compared with $1.8 million, or 14% of net revenues in the second quarter. Thermonics third quarter 2012 revenue was $1.4 million, which was consistent with the revenue achieved during the second quarter of 2012.

The Company's overall gross margin for the second quarter was $4.8 million, or 44%, as compared with $6.2 million, or 46%, in the second quarter of 2012. Reduction in the gross margin was driven by a less favorable absorption of our fixed manufacturing costs in the third quarter of 2012 which increased to 15% of revenues in the third quarter from 13% of revenues in the second quarter. While our fixed manufacturing costs increased as a percentage of revenue quarter-over-quarter, they actually declined in absolute dollar terms from $1.8 million in the second quarter to $1.6 million in the third quarter of 2012, primarily due to reductions in temporary staffing levels in our Thermal Products segment.

Our consolidated material costs in the third quarter of 2012 declined to 37% compared to 37.8% in the second quarter. The material cost in our Mechanical Products segment decreased from 45.8% in the second quarter to 39.5% in the third quarter due to several factors, including a decrease in the percent of manipulator products shipped in the third quarter which decreased from 33% of Q2 Mechanical Product segment sales to 20% of Q3 sales, as well as the impact of the sales of certain distributor products by this segment. Offsetting this improvement were increases in the material costs in our Thermal and Electrical Product segments which increased to 33% and 45.5%, respectively, in the third quarter from 31.8% and 41.3%, respectively, in the second quarter due to changes in product and customer mix.

I will now discuss the breakdown of operating expenses for the quarter. Selling expense for the third quarter was $1.3 million, or 12 % of net revenues, compared with $1.6 million, or 12% of net revenues, for the 2012 second quarter, a decrease of $233,000 or 15%. The decrease was primarily due to decreased sales commission expense on reduced levels of revenues, as well as reduced spending on advertising and customer relations expense.

Third quarter engineering and product development expense was $1.0 million, or 9% of net revenues, compared with $980,000, or 7% of net revenues, an increase of $26,000 or 3%. The increase was due to higher levels of spending on patent legal costs and product development materials in the third quarter in our Mechanical Products segment and increased stepping costs due to annual salary increases at the beginning of the third quarter in our Electrical Products segment.

General and administrative expense in the third quarter was $1.4 million, or 13% of net revenues, compared with $1.7 million, or 13% of net revenues in the second quarter, a decrease of $220,000 or 13%. The decrease was primarily the result of reduced accruals for profit-related bonuses on lower levels of profits in the third quarter, as well as lower levels of corporate legal costs.

Other income for the third quarter was $23,000 compared to zero for the second quarter, with the increase caused by increased foreign exchange transaction gains during the third quarter.

Income tax expense was $348,000 for the third quarter compared with $660,000 in the second quarter. Our effective tax rate in the third quarter was 34% compared to 33% in the second quarter. We expect our effective tax rate will remain in the mid-30% range for the fourth quarter. As of September 30, 2012, we had total deferred tax assets of $2.1 million.

Third quarter net income was $664,000 or $0.06 per diluted share, compared with second quarter net income of $1.3 million or $0.13 per diluted share. Average shares outstanding remained unchanged at 10,360,000.

Consolidated headcount at the end of September (which includes temporary staff) was 146, a decrease of one individual during the third quarter. As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the third quarter were $14.7 million. We currently expect cash and cash equivalents to increase sequentially at December 31, 2012.

Accounts receivable at the end of the third quarter was $6.9 million, which decreased $2.4 million during the quarter. The decrease was driven by lower levels of net revenue in the third quarter compared to the second quarter, as well as decreases in days sales outstanding which were 60.4 days at September 30, 2012.

Inventory declined by approximately $600,000 to $3.8 million at the end of September. Capital expenditures during the third quarter were $154,000 compared to $129,000 in the second quarter. The capital expenditures were related to new tech fixtures for our Electrical Products segment and various leased equipment in our Thermal Products segment.

Bob provided the consolidated and segment booking data earlier in the call. For the quarter ended September 30, Thermonics bookings were $1.2 million compared to $1.4 million in the second quarter. The backlog at the end of the third quarter was $3.2 million, down from $5.2 million at the end of the second quarter and Thermonics backlog was $545,000 at September 30, 2012.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended December 31, 2012 will be in the range of $8.5 to $9.5 million with financial results ranging from a net loss of $(0.02) per diluted share to net earnings of $0.04 per diluted share. We currently expect that our Q4 2012 material costs as a percentage of revenue will range from 34 to 36% due to a more favorable product mix.

Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customer forecasts which are subject to change. Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please the star, followed by the two. If you are using speaker equipment today, you'll need to lift the handset before making your selection.

Our first question is from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi. Thanks for taking my call. Just a question: a quarter ago you mentioned the characteristics of the Electrical division make it less volatile, specifically, it's engineering intensive and you work with the customer for a longer period of time. Is there any chance that that along with non-semi Thermal will insulate your sales from the weak semi capital expenditures?

Robert Matthiessen:

We hope so. I mean that is the point of the non-semi sales. The Electrical Interface sales are not that insulated because, although it's a long term issue in order to get a product in and you're pretty well insulated from competition at that point, you are still related to capacity buys and so even though you may be the sole supplier for a given customer, if his capacity doesn't require it, he's not going to be buying any at the moment. He will buy from us when he comes back but we are still affected by capacity in that group.

Ken Nagy:

Okay, great. Thanks. One more question: in Thermal, is there any new end markets that maybe you didn't see as being significant a year ago?

Robert Matthiessen:

Let me defer to Jim Pelrin who is the General Manager of that group. Jim?

Jim Pelrin:

Hi Ken. I would-there is one market that seems to be growing for us though in it's very, very early days and that's really in the oil industry for down-hole testing. They require a higher temperature and we have fashioned some products specifically for that market and we've met with some success.

Ken Nagy:

Okay, great. Thank you very much.

Operator:

Thank you. Our next question is from the line of Bob DeLean with Red Rock Partners. Please go ahead.

Bob Delean:

Thank you. Can you hear me okay?

Robert Matthiessen:

Yes, we can.

Bob Delean:

Fantastic. Well, Happy Halloween. I'm not sure if your earnings are a trick or a treat. I guess that's what happens when you release on Halloween.

Hugh Regan, Jr.:

We could tell you they're neither; they are what they are.

Bob Delean:

Are you guys in costumes over there?

Hugh Regan, Jr.:

Not today. We were just cleaning up from the storm damage, to be honest.

Bob Delean:

Well maybe you could start with that. Talk a little bit about-obviously it's tragic circumstances and with respect to your facilities, is there going to be some down time here? Where are you with respect to the storm damage?

Hugh Regan, Jr.:

Our New Jersey operations were closed for Monday and Tuesday because this operation was basically in the line of the storm. Our Massachusetts operations were closed yesterday. You know, none of our facilities were damaged. Everyone is back to work today and operational on the eastern seaboard. So we're not as impacted by this as many other companies are.

Bob Delean:

Okay. With respect to the competitive environment, Bob, you mentioned orders were really tough to come by right now and I'm guessing some of your competitors are not as strong in the balance sheet department as you guys are. Can you talk a little bit about that? Are there some competitors in trouble? Will there be some consolidation opportunities there? How is the difficulty in getting orders affecting margins, that kind of thing?

Robert Matthiessen:

Yes. Most of our-well in fact all of our direct competitors are private and so we don't really have their financials in front of us, however, we expect they're suffering like everybody else in the industry. I think the good thing is that we actually have shown profits this quarter where most of our peers in the business have shown losses. And the fact that we have no debt is quite helpful. We know that some of those that we compete with do have some debt they have to contend with. So I would say in that respect and in respect of the balance sheet and our health, we're in good shape. Of course we're all looking at this downturn in semi which is serious-it's the worst it's been in three years-and I think it's a combination of the normal cyclicality of the business. We usually see it tailing off near the end of the year with Q1 coming back. That combined with the political season is just like a double whammy. I think everybody is sitting and waiting. That's pretty much the opinion we get from our customers. They're sort of just on the edge of their seats to see what the tax weather is going to be in the coming year. And so everybody is sort of holding up before they move forward. We're hoping that there's a great loosening up as soon as the politics are behind us, whichever way they go.

Bob Delean:

Bob, when things get tough like this, do you have to sharpen your pencil on pricing or are most of your customers sticking with you anyway based on relationships?

Robert Matthiessen:

You know, it's not so much on pricing. I mean that's an ongoing thing; it really isn't related so much to the ups and downs. I think that the other thing you mentioned, is there a chance for consolidation? Yes, I guess there is, although we're not looking to expand our business in semi, per se. We would rather expand outside of semi and so we still keep our thrust in that area. But all in all, we have tried to keep ourselves in a healthy financial situation going into this, knowing that we were going into a downturn and we feel pretty confident that we'll see improvements as we move into Q1, so I think we're in pretty good shape.

Bob Delean:

That's helpful. Just one other thing. Hugh, do you have kind of a gauge of where you're going to finish the year with respect to inventories and the cash balance?

Hugh Regan, Jr.:

Well as I said earlier in the call, I expect the cash balance to increase from where we are today, probably no more than $1.5 million or $2 million in total in the year end. And inventories I would expect-they were down about $0.5 million quarter-over-quarter. Business has ramped down so I would expect inventories to remain at the levels that they are or trend down a little lower.

Bob Delean:

All right. Thanks so much, guys.

Hugh Regan, Jr.:

You're welcome.

Robert Matthiessen:

You're welcome.

Operator:

Thank you. And as a reminder, ladies and gentlemen, if you have any additional questions, please press the star, followed by the one, at this time. If you are using speaker equipment, you'll need to lift the handset before making your selection.

Our next question is from the line of Michael Bertz with Kennedy Capital. Please go ahead.

Michael Bertz:

Good afternoon, gentlemen. I just have a question in terms of how you look at the mix of business as it stands now versus last year and how you think, you know, it can change obviously with the non-semi side picking up a little bit going forward, so say in the next year, so irrespective necessarily of volume but more pertaining to mix and how that looks to impact margin? I mean it's down significantly year-over-year. I'm willing to think there's a lot of mix-involved impacts there but how does that leverage look to work as you think about how business can develop in 2013?

Hugh Regan, Jr.:

Well, when you look at the two years side by side, clearly we're a little less profitable this year because of product mix and we had a more favorable mix last year. For instance, in our Mechanical segment, higher levels of docking hardware were sold last year, more manipulators were sold this year. In our Thermal Products segment, we integrated the acquisition of Thermonics which has a somewhat dampening effect on the margin there. In our Electrical Products segment we had some significant business with an OEM customer that caused our margins to come under more pressure in that particular operation. So I mean that's, from a high level, what really drove reductions in margin. That, as well as in our Mechanical segment, people are ordering in smaller quantities which has caused us to procure material in smaller quantities which has increased our costs lately.

Our non-semi business was down this year in both absolute dollar terms and as a percentage of our revenues. Our Sigma business tends to be one of our strongest margin businesses, just like our docking hardware, so that business being down has had a dampening effect on some of our profitability and our margin.

We are optimistic that as those markets begin to see some rebound in demand we focus more on them. As Bob talked about earlier, our focus over the last two to three quarters has been in our Thermal Product segment on integration of the product line and refocusing on the sales channel and I would anticipate that in early 2013, we will turn our attention more clearly towards growing again in those markets outside of semi test that we had experienced in '10 and '11, but unfortunately down somewhat in '12.

I believe that answered your question but I don't know whether you had other aspects that I didn't get to.

Michael Bertz:

No, you-fine in terms of thinking about '12 versus '11 and I guess if I was then to come back again and say as you think about next year and sort of what kind of boundary ranges you can look at, I don't mean to fine a point on like, you know, what kind of business do you think margin-wise it can be? Are we thinking that a lot of the kinds of things that you're supplying are really going to be mid-40s kind of businesses versus into the 50s? Understanding there's a mix of a lot of different product lines that you have. Or is it something where structurally you're a little bit depressed on volume and, again, smaller lot purchases and that kind of thing, and I know mix is not really favorable right now, but really on a-I don't want to say a cross-cycle basis but if you think about sort of what that business should look like, should it have a five-handle on it or not I guess is the question?

Hugh Regan, Jr.:

I would-we see the fourth quarter product mix being more favorable than the first, second and third quarter of this year, so we do see that moving positively. I really only have one quarter visibility into that, I must tell you. It's a function of what our customers are ordering. So, you know, we had three quarters of what I would call less favorable product mix for the first three quarters of this year. For instance a year ago, the third quarter of last year had an unbelievable product mix where material cost was 30.6% and we had a gross margin of 53%. So it really is a function of the mix in any one period, as well as we talked about earlier, our sales volume and our ability to cover our fixed costs better. At these lower revenue levels, our margins are going to tend to run more into the mid-40s, simply because our fixed operating costs become a higher percentage of our overall cost of goods sold. As you get back into the $12 million, $13 million quarters and above, those costs are better spread and we see the margin improving.

So as we get back to growing our business outside of semi too, we would expect the margins to improve overall because as I mentioned before, our Sigma products do have a better margin profile than any of the other products in the Thermal Products segment and as they go to increase sales in that area, we would expect an improvement in margin there. In our Mechanical Products segment, we'll have to wait and see what happens there with docking versus manipulator sales. Teradyne and other tester manufacturers clearly have given some negative guidance for tester sales which is one of the reasons we see a more favorable product mix for us in the fourth quarter because of more docking sales than manipulator sales. But I would expect next year that as you see business rebound, you'll see tester sales come back which will mean manipulator sales will come back. And, you know, it's a function of when that's going up, what else are we selling and in what proportionate share to get to our ultimate margin.

I would say bottom line we expect margins not to fall below the mid-40s and go into the upper 40s or low 50s depending on where revenue goes next year.

Michael Bertz:

Okay, fair enough. And then one last question in terms of as you guys look at the different areas of your business and you say you focused a little bit internally on some things and yet you're still looking to sort of pursue other different product mixes or these kinds of things. What kind of investments do you see that you need to make over the next year and how should we think about the impacts that that will mean for opex over that timeframe?

Hugh Regan, Jr.:

Well from an capex standpoint, I don't know that if the capital expenditures will be up materially as much as would be investments in people to potentially go into some of these other markets. As Jim and his staff further assess what are the strongest growth opportunities for us, he may choose to make some investments in staff and/or additional sales reps in certain parts of the world to better address those markets that we wish to grow in.

Michael Bertz:

Okay, but if I was to think-just to clarify, if you're kind of going to bounce along in the low or high single digit to low double digit kind of quarterly revenue range that opex probably isn't going to grow that much.

Hugh Regan, Jr.:

Operating expenses would be relatively-we expect to be reasonably flat. Clearly up to the extent that we choose to add some staff but we're in the process of doing our 2013 budgeting at this point so we've not completed that process yet so I'm really not in a position to give any guidance of any substance into 2013 on those numbers.

Michael Bertz:

Okay. Fair enough, Hugh. Thanks.

Hugh Regan, Jr.:

You're welcome.

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[Non-material closing remarks omitted]